EXHIBIT 99.1

eLINEAR, INC. ANNOUNCES PROFITABLE QUARTER AND 273% INCREASE IN REVENUE

HOUSTON, TX -- MAY 20, 2003 -- eLinear, Inc., (OTC BB: ELIN), an information technology solutions company, today announced the results of its first quarter ended March 31, 2003. The Company's revenue increased 273% to $3,369,597 from $904,278 for the prior year quarter and gross profit increased 1,776% from $35,665 to $669,223 for the same period ended March 31, 2002.

Income before a pro forma tax adjustment for the quarter ended March 31, 2003, was $109,183 compared to a net loss of $305,600 for the 2002 period. eLinear reported EBITDA of $119,059 compared to a negative EBITDA of $289,406 for the 2002 quarter.

"We are continuing to execute on our business plan and remain confident that 2003 will be an outstanding year for eLinear," stated Kevan Casey, President of eLinear. "Our new service offerings have been defined and we are going to aggressively focus on organic and external growth, as well as creating long-term revenue from a diverse client base."

                            SUMMARY OPERATING RESULTS
                                  (Unaudited)

                                                                    March 31,
                                                            -----------------------
                                                               2003         2002
                                                            -----------  ----------
Revenue                                                     $3,369,597   $ 904,278
Cost of sales                                                2,700,374     868,613
                                                            -----------------------
Gross profit                                                   669,223      35,665
Operating expenses                                             555,646     329,468
                                                            -----------------------
Income (loss) from operations                                  113,577    (293,803)
Other expense                                                   (4,394)    (11,797)
                                                            -----------------------
Income (loss) before income taxes                              109,183    (305,600)
Pro forma income tax expense                                   (37,000)         --
                                                            -----------------------
Pro forma net income (loss)                                 $   72,183   $(305,600)
                                                            =======================
Pro forma net income (loss) per share - basic and diluted   $     0.01   $   (0.02)
                                                            =======================

eLinear recently announced the completion of the acquisition of all of the issued and outstanding shares of NetView Technologies, Inc. on April 15, 2003. Pursuant to the transaction, eLinear issued an aggregate of 12,961,979 shares to the five shareholders of NetView. The merger was completed by NetView Acquisition Corporation, a wholly owned subsidiary of eLinear, merging with and into NetView, with NetView as the surviving corporation. As of the effective date of the transaction, NetView became a wholly owned subsidiary of eLinear and NetView Acquisition Corporation ceased its existence.

ABOUT  ELINEAR,  INC.

     eLinear, Inc. is a technology consulting services firm providing strategic consulting solutions, creative web site design, web site content management software, and technical project management and development services to companies seeking to increase productivity or reduce costs through investing in technology. NetView is a proven information technology solutions provider for the commercial and institutional market. In its first year of operation it generated $7.7 million in revenue. eLinear has a customer base that includes small, medium and large corporate and institutional customers in Houston, Texas and Denver, Colorado. NetView has a customer base that includes medium to large companies primarily in Houston. Management believes there are opportunities for the cross-selling of information technology services to NetView customers. The Company's stock is traded on the OTC Bulletin Board under the symbol "ELIN".

SAFE  HARBOR  STATEMENT

This press release contains statements that may constitute forward-looking statements. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties of the NetView acquisition include, among other items, (a) the


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risks  associated with the successful integration of NetView and eLinear and the realization of the anticipated benefits of the two transactions, and (b) risks associated with the rapidly evolving market for the products and services of NetView and eLinear. For additional information about NetView and eLinear's future business and financial results, refer to eLinear's Annual Report on Form 10-KSB for the year ended December 31, 2002, which was filed with the SEC on April 15, 2003 and its Quarterly Report on Form 10-QSB for the quarter ended
March 31, 2003, which was filed with the SEC on May 20, 2003. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For more information visit eLinear's website at www.elinear.com, or contact:
                                                ---------------

713-690-0855  x23,  Investor  Relations
E-mail:  investorrelations@elinear.com

                                       ###


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